avp crocs
                                      tour


                AVP REPORTS RECORD THIRD QUARTER REVENUE UP 41%;
                 RECORD THIRD QUARTER GAAP NET INCOME OF $2.57
                   MILLION, OR $0.09 PER FULLY DILUTED SHARE

                Third Quarter Gross Profit Up 193% Year-Over-Year

LOS ANGELES, Calif., - November 14, 2006 - AVP, Inc. (OTC Bulletin Board: AVPI), a lifestyle sports entertainment company focused on professional beach volleyball, today announced record financial results for its 2006 third quarter and nine-months ended September 30, 2006. AVP generated record revenue of $13.8 million for the third quarter of 2006, an increase of 41% year-over-year, and record net income of $2.57 million, or $0.09 per fully diluted share, for the third quarter.

"As we close a very successful 2006 season, we are excited to report our first profitable quarter, reflecting record revenue, gross profit and net income," said Leonard Armato, Chief Executive Officer of AVP, Inc. "We accomplished a number of key objectives this quarter. Year over year, we generated a 34% increase in advertising and sponsorship revenue, as well as increased attendance, tickets sales and media coverage. We continue to grow our fan base, which has now increased 53% over the past two years, enhancing our ability to attract new sponsorship and advertising agreements and renew and extend our existing agreements with nationally recognized brands that include Crocs, Sony, Hilton, Cuervo, Nautica, and Bud Light.

"In addition, we continue to successfully transition to a promoter based operating model and engaged promoters for seven events in the third quarter, compared to only one in the third quarter of last year. As a result, we reduced third quarter average event cost by 10% compared to third quarter 2005. The transition to a promoter model is both reducing our expenses and enabling us to focus more on further building our relationships with current and prospective advertisers and sponsors.

"Looking ahead, we remain focused on growing our advertising and sponsorship base, as well as expanding our marketing programs to further grow attendance in 2007. At the same time, we are also focused on managing expenses and achieving consistent profitability. We had a very successful 2006 tour, as is reflected in our strong financial results and upwardly revised annual guidance, and we are now laying the groundwork to achieve even greater success in 2007," Mr. Armato concluded.

Notable Milestones In The Third Quarter Of 2006:

      o Record revenue of $13.8 million in the third quarter, a 41% increase from $9.8 million in the third quarter of 2005.
      o     Sponsorship/advertising revenues up 34% year-over year.
      o Gross profit margin increased to 33% compared to 16% in the third quarter of 2005.
      o Record GAAP net income of $2.57 million, or $0.09 per fully diluted share.
      o Fan base increased 53% over the past two years, higher than any other organized sport.

Third Quarter Financial Results

Total revenue for the third quarter reached a record $13.8 million, a 41% increase over total revenue of $9.8 million for the third quarter of 2005. During the course of the entire year, the majority of AVP's revenues are derived from sponsorship and advertising contracts with national and local sponsors and advertisers along with local event revenue and ancillary revenue. The Company's beach volleyball tournament season customarily begins in early April and continues through late September or early October and AVP recognizes sponsorship and advertising revenue as well as event costs during the tour, as events occur. As a result, the majority of AVP's revenues were recognized in the second and third quarters of the calendar year.

The Company's net income available to common shareholders for the third quarter was $2.57 million, or $0.09 per fully diluted share, compared to a net loss of $(0.5) million, or $(0.05) per diluted share, for the third quarter of 2005.

Total event costs for the three months ended September 30, 2006 were $9.3 million for ten events, compared to $8.3 million in the same period last year, which included 8 events. The average event cost during the three months ended September 30, 2006 was $0.9 million, down 10% from $1.0 million in 2005. The cost savings is primarily attributable to an increase in the number of events produced with promoters who incurred certain operational costs of the events.

Total operating expenses, excluding stock based expenses, for the three months ended September 30, 2006 were $2 million, or flat compared to the prior year period. Operating stock based expenses for the third quarter were $21,263, compared to $84,623 in the prior year period.

Nine Months Financial Results

For the nine months ended September 30, 2006, total revenue was $21.2 million, a 49% increase over total revenue of $14.2 million for the same period in 2005. Net income available to common shareholders for the first nine months was $1.04 million, or $0.04 per fully diluted share, compared to a net loss of $(7.4) million, or a loss of $(0.90) per diluted share, for the same period last year. As noted earlier in this release, AVP recognizes the majority of its revenue and associated operating expenses in the second and third quarters of the calendar year.

Total operating expenses, excluding stock based expenses, for the nine months ended September 30, 2006 were $5.4 million, compared to the $5.0 million reported in the prior year period. Operating stock based expenses for the nine months ended September 30, 2006 were $0.3 million, compared to $5.3 million in the prior year period.


Business Outlook and Financial Guidance

AVP currently estimates that total revenue for 2006 will be between $21.2 million and $21.5 million. GAAP net loss is currently expected to be between $(0.5) million and $(0.75) million for the year versus a $(9.0) million GAAP net loss in 2005, and the company expects a non-GAAP net loss, excluding stock based expenses and contra-revenue expense of between $0 and $(0.25) million, versus a non-GAAP net loss of $(3.3) million in 2005.

Conference Call

AVP Inc., will host a conference call and webcast on Wednesday, November 15th at 8:30 a.m. Pacific Time (11:30 am Eastern Time) to discuss its 2006 third quarter financial results. Those wishing to participate in the live call should dial
(800) 257-1836 and give the Company name "AVP." A phone replay of the call will be available for one week beginning approximately one hour after the call's conclusion by dialing (800) 405-2236 and entering 11075559 followed by the "#" sign when prompted for a code. To access the live or archived webcast of the call, go to the Investor Relations section of AVP's website at www.avp.com.

About AVP, Inc.

About AVP, Inc.
AVP, Inc. is a lifestyle sports entertainment company focused on the production, marketing and distribution of professional beach volleyball events worldwide. AVP operates the industry's most prominent volleyball tour in the United States, the AVP Crocs Tour. Featuring more than 200 of the top American men and women competitors in the sport, including Gold Medalists from every Olympics since beach volleyball became an Olympic sport, AVP held 16 AVP Crocs Tour events throughout the United States in 2006. For more information, please visit www.avp.com.

All above-mentioned trademarks are the property of their respective owners.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual results might differ materially from those in the forward-looking statements, if we receive less sponsorship and advertising revenue than anticipated, or if attendance is adversely affected by unfavorable weather. Event-related expenses, such as for the stadium, transportation and accommodations, or security might be greater than expected; or marketing or administrative costs might be increased by our hiring, not currently planned, of a particularly qualified prospect. Additional factors have been detailed in the Company's filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

Contacts:

AVP, Inc                                    MKR Group, Inc.
Andrew Reif                                 Investor Relations
COO and CFO                                 Marie Dagresto or Todd Kehrli
(310) 426-8000                              (323) 468-2300
areif@avp.com                               avpi@mkr-group.com


                         - Financial tables to follow -

                                    AVP, INC
                           CONSOLIDATED BALANCE SHEETS

                                                                          (Unaudited)
                                                                         September 30,    December 31,
                                                                              2006            2005
                                                                         -------------    -------------
ASSETS
CURRENT ASSETS
    Cash and cash equivalents                                            $   3,758,704    $   1,143,345
    Accounts receivable, net of allowance for
       doubtful accounts of $31,798 and $49,232                              5,159,395          484,770
    Prepaid expenses                                                           297,929          158,054
    Other current assets - current portion                                     429,565          145,768
                                                                         -------------    -------------
    TOTAL CURRENT ASSETS                                                     9,645,593        1,931,937
                                                                         -------------    -------------

PROPERTY AND EQUIPMENT, net                                                    411,255          288,409
                                                                         -------------    -------------

OTHER ASSETS                                                                   358,376          455,192
                                                                         -------------    -------------

    TOTAL ASSETS                                                            10,415,224        2,675,538
                                                                         =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES
    Notes payable                                                        $     183,334    $     600,071
    Accounts payable                                                           949,032          711,303
    Accrued expenses                                                         1,749,689        1,702,424
    Deferred revenue                                                            79,960          116,000
                                                                         -------------    -------------
    TOTAL CURRENT LIABILITIES                                                2,962,015        3,129,798
                                                                         -------------    -------------

NON-CURRENT LIABILITIES                                                        219,034          150,000
                                                                         -------------    -------------

    TOTAL LIABILITIES                                                        3,181,049        3,279,798
                                                                         -------------    -------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIENCY)

    Preferred stock, 2,000,000 shares authorized:

    Series A convertible preferred stock, $.001 par value,
    1,000,000 shares authorized, no shares issued and outstanding                   --               --

    Series B convertible preferred stock, $.001 par value, 250,000
    shares authorized, 71,020 and 94,488 shares issued and outstanding              71               94

    Common stock, $.001 par value, 80,000,000 shares authorized,
    19,689,588 and 11,669,931 shares issued and outstanding                     19,690           11,670

    Additional paid-in capital                                              38,974,109       32,183,810

    Accumulated deficit                                                    (31,759,695)     (32,799,834)
                                                                         -------------    -------------

    TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)                                  7,234,175         (604,260)
                                                                         -------------    -------------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)              $  10,415,224    $   2,675,538
                                                                         =============    =============

                                    AVP, INC
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                            Three Months Ended September 30,     Nine Months Ended September 30,
                                                2006              2005              2006              2005
                                           ---------------    --------------    --------------    --------------
REVENUE
      Sponsorships/Advertising (1)         $    11,155,368    $    8,308,522    $   17,388,458    $   11,732,917
      Other                                      2,654,724         1,505,739         3,855,602         2,494,745
                                           ---------------    --------------    --------------    --------------
      TOTAL REVENUE                             13,810,092         9,814,261        21,244,060        14,227,662

EVENT COSTS                                      9,292,516         8,270,234        14,652,753        11,266,722
                                           ---------------    --------------    --------------    --------------
      GROSS PROFIT                               4,517,576         1,544,027         6,591,307         2,960,940
                                           ---------------    --------------    --------------    --------------

OPERATING EXPENSES
      Sales and Marketing (2)                      932,501           575,349         2,304,590         1,445,140
      Administrative (3)                         1,082,321         1,482,785         3,373,011         8,886,382
                                           ---------------    --------------    --------------    --------------
      TOTAL OPERATING EXPENSES                   2,014,822         2,058,134         5,677,601        10,331,522
                                           ---------------    --------------    --------------    --------------

      OPERATING INCOME (LOSS)                    2,502,754          (514,107)          913,706        (7,370,582)
                                           ---------------    --------------    --------------    --------------

OTHER INCOME (EXPENSE)
      Interest expense                              (7,823)          (24,292)          (19,754)         (122,863)
      Interest income                               72,173            41,745           127,118            94,755
      Gain on warrant derivative                        --                --           111,042                --
                                           ---------------    --------------    --------------    --------------
      TOTAL OTHER INCOME (EXPENSE)                  64,350            17,453           218,406           (28,108)
                                           ---------------    --------------    --------------    --------------

      INCOME (LOSS) BEFORE INCOME TAXES          2,567,104          (496,654)        1,132,112        (7,398,690)

INCOME TAXES                                            --                --                --                --
                                           ---------------    --------------    --------------    --------------

      NET INCOME (LOSS)                          2,567,104          (496,654)        1,132,112    $   (7,398,690)
                                           ===============    ==============    ==============    ==============

Deemed dividend to Series B
Preferred Stock Shareholders                            --                --            91,973                --
                                           ---------------    --------------    --------------    --------------

Net Income (Loss) Available to
Common Shareholders                        $     2,567,104    $     (496,654)   $    1,040,139    $   (7,398,690)
                                           ===============    ==============    ==============    ==============

Earnings (loss) per common share:
      Basic                                $          0.13    $        (0.05)   $         0.07    $        (0.90)
                                           ===============    ==============    ==============    ==============
      Diluted                              $          0.09    $        (0.05)   $         0.04    $        (0.90)
                                           ===============    ==============    ==============    ==============

Shares used in computing earnings (loss)
  per share:
      Basic                                     19,672,889        10,002,339        15,978,091         8,235,301
                                           ===============    ==============    ==============    ==============
      Diluted                                   27,718,609        10,002,339        24,199,242         8,235,301
                                           ===============    ==============    ==============    ==============

(1) Sponsorship/Advertising includes $252,842 and $0 in stock based contra-revenue for the nine months ended September 30, 2006 and 2005, respectively and $158,496 and $0 for the three months ended September 30, 2006 and 2005, respectively.

(2) Sales and marketing expenses includes stock based expenses of $25,185 and $0 for the nine months ended September 30, 2006 and 2005, respectively and $9,393 and $0 for the three months ended September 30, 2006 and 2005, respectively.

(3) Administrative expenses includes stock based expenses of $225,837 and $5,296,611 for the nine months ended September 30, 2006 and 2005, respectively and $11,870 and $84,623 for the three months ended September 30, 2006 and 2005, respectively.